Exhibit 21.1

SUBSIDIARIES OF RENAISSANCERE HOLDINGS LTD.

Name	Jurisdiction	Ownership Interest Held by its Immediate Parent
Renaissance Reinsurance Ltd.	Bermuda	100%
Glencoe Group Holdings Ltd.	Bermuda	100%
Glencoe Insurance Ltd.	Bermuda	100%
Glencoe U.S. Holdings Inc.	Delaware	100%
Glencoe Group Holdings Ireland Ltd.	Ireland	100%
Glencoe Specialty Holdings Inc.	Delaware	100%
Renaissance Investment Holdings Ltd.	Bermuda	100%
Renaissance Investment Management Company Limited	Bermuda	100%
DaVinciRe Holdings Ltd.	Bermuda	(1)
DaVinci Reinsurance Ltd.	Bermuda	100%
Renaissance Underwriting Managers Ltd.	Bermuda	100%
Stonington Insurance Company	Texas	100%

(1)	As of February 12, 2007, we own 20.5% of DaVinciRe’s outstanding equity but control a majority of its outstanding voting power, and accordingly, DaVinciRe’s financial results are consolidated in our financial statements.

The names of a number of our subsidiaries and equity entities have been omitted because considered in the aggregate they would not constitute a single significant subsidiary.